Exhibit 3.1

CERTIFICATE OF FORMATION

OF

AOT BUILDING PRODUCTS NEWCO LLC

This Certificate of Formation of AOT Building Products Newco LLC, dated as of August 15, 2013, is being duly executed and filed by the undersigned, as an authorized person of AOT Building Products Newco LLC, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq).

1. Name. The name of the limited liability company formed hereby is AOT Building Products Newco LLC (the “LLC”).

2. Registered Office. The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, Delaware 19801 (County of New Castle).

3. Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, Delaware 19801 (County of New Castle).

4. Management. The business and affairs of the LLC shall be managed by the sole member, AOT Building Products Holdco LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By	/s/ Matthew C. Barnett
Name: Matthew C. Barnett
Title: Authorized Person